Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

May 28, 2015

Talen Energy Corporation

835 Hamilton Street

Allentown, PA 18101

Ladies and Gentlemen:

We have acted as counsel to Talen Energy Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to up to (i) 5,630,000 shares of Common Stock, par value $0.001 per share, of the Company (the “SIP Shares”), which may be issued by the Company pursuant to the Talen Energy 2015 Stock Incentive Plan (the “SIP”) and (ii) 500,000 shares of Common Stock, par value $0.001 per share, of the Company (together with the SIP Shares, the “Shares”), which may be issued by the Company pursuant to the Talen Energy Directors Deferred Compensation Plan (the “DDCP” and, together with the SIP, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the Transaction Agreement, dated as of June 9, 2014 (the “Transaction Agreement”), by and among PPL Corporation, the Company, Talen Energy Holdings, Inc. (“Holdings”) and certain other parties, pursuant to which a wholly owned subsidiary of the Company will merge with and into Holdings (the “Merger”). We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Talen Energy Corporation	- 2 -	May 28, 2015

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed the filings of the Amended Certificate and the Certificate of Merger in respect of the Merger with the Secretary of State of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the SIP or DDCP, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP